Exhibit 10(l)

FORM OF FPL GROUP, INC.

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

SHAREHOLDER VALUE AWARD

AGREEMENT

AGREEMENT dated as of , between FPL Group, Inc. (hereinafter called the "Company"), and (hereinafter called the "Participant").

1.  Grant of Shareholder Value Award - The Company hereby grants to the Participant a Shareholder Value Award, which shall confer upon the Participant the rights set forth below to receive shares of Common Stock ("Shareholder Value Shares"). These Shareholder Value Shares shall be credited to the Shareholder Value Share Account maintained on behalf of the Participant under the Company's Amended and Restated Long-Term Incentive Plan of, as amended from time to time (the "Plan"). This Shareholder Value Award shall be deemed to have been granted on and shall have a term ending on (such period hereinafter referred to as the "Performance Period").

2.  Rights to Payment of Shareholder Value Award - Payment of this Shareholder Value Award shall be conditioned upon achievement of the net income goals established by the Company for the Participant in connection with the Annual Incentive Awards for each of the three calendar years of the Performance Period (the "Net Income Goals"). Subject to the provisions of the Plan and the achievement of the Net Income Goals, the Participant shall have the right to payment of an amount of shares of Common Stock, which may not exceed 160% of the target Shareholder Value Award. The Shareholder Value Award Pool is equal to the sum of (A) all target Shareholder Value Awards for eligible executive participants and (B) the product of (i) the Sharing Percentage and (ii) the product of (a) the difference between the three-year average annual total shareholder return ("TSR") of the Company Common Stock and the median TSR of the Peer Group for the three-year period, and (b) the market capitalization of the Company at the beginning of the Performance Period. The Sharing Percentage is .4 percent if the TSR of the Common Stock is at or above the TSR for the median of the Peer Group and is .8 percent if the TSR of the Common Stock is below the TSR for the median of the Peer Group. The Individual Award Allocation Percentage is the percentage derived by dividing the value of the Participant's Shareholder Value Award at the time of grant by the sum of the values of Shareholder Value Awards of all executive participants in the Plan for the Performance Period. Total shareholder return or TSR means the stock price appreciation or depreciation plus reinvested dividends on Common Stock for the three calendar years of the Performance Period. The Peer Group is the utility companies comprising the Dow Jones & Company, Inc. Electric Utility Standard & Poor's Electric Utility Companies Index operating primarily within the United States which are publicly traded on a nationally recognized United States exchange as of the final day of the Performance Period. The maximum number of shares of Common Stock which a Participant may receive in any year from this Shareholder Value Award and all other stock-based awards which are also subject to performance criteria is 100,000 shares. The Compensation Committee of the Board or such other Board committee designated to administer the Plan (the "Committee") has the discretion to reduce the payout, but not to increase it.

3.  Payment of Shareholder Value Award - Payments made hereunder shall be made in such form as the Committee may determine, including in cash, in shares of Common Stock, or a combination of both. If payment of all or any portion of this Shareholder Value Award is to be made in the form of cash, the amount of such payment shall be determined by multiplying the number of shares of Common Stock determined under Section 2 hereof by the fair market value of a share of Common Stock as of the close of business on the date of determination. For the purpose of this Agreement, the date of determination shall be the date as of which the Participant's right to a payment under this Shareholder Value Award is determined by the Committee.

Payment of amounts due shall be made as soon as administratively practicable following the end of the Performance Period and the Committee's determination of the Participant's right to payment.

4.  Termination of Employment - In the event the Participant terminates his employment with the Company during the Performance Period, his right to a payment of the Shareholder Value Award will be determined as follows:

  If his termination of employment is due to resignation, discharge, or early retirement at the Participant's request, all rights to a payment under this Shareholder Value Award shall be forfeited.
  If his termination of employment is due to retirement on or after his normal retirement age (as defined under the provisions of the FPL Group Employee Pension Plan), early retirement at the Company's request, or total and permanent disability, he shall be entitled to the amount of shares of Common Stock described in Section 2 hereof prorated for the period of service during the Performance Period, such proration to be based solely on the number of full years of service completed during the Performance Period. Payment of this Shareholder Value Award shall be made at the time and manner specified in Section 3 hereof.

If the Participant's employment is terminated during the Performance Period for any reason other than as set forth in paragraphs (a) and (b) above, or if an ambiguity exists as to the interpretation of those paragraphs, the Committee shall have the right to determine whether the Participant's right to this Shareholder Value Award shall be forfeited or whether the Participant shall be entitled to a pro rata payment based upon full years of service completed during the Performance Period.

5.  Adjustments - In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares or similar corporate change, then the number and price of Shareholder Value Shares then held in the Participant's Shareholder Value Share Account and the number of shares of Common Stock that may be granted under the Plan to the Participant shall be adjusted proportionately. No adjustment will be made in connection with the payment by the Company of any cash dividend on its Common Stock or in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock.

6.  No Rights of Stock Ownership - This grant of Shareholder Value Shares will not entitle the Participant to any interest in or to any dividend, voting, or other rights normally attributable to Common Stock ownership.

7.  Tax Withholding - The Company, or any Subsidiary as appropriate, is authorized to withhold from any payment relating to this Shareholder Value Award, including a distribution of shares of Common Stock, or any payroll or other payment due to the Participant, amounts of withholding and any other taxes due with respect thereto, and to take any other action as the Company may deem necessary or advisable to enable the Company and the Participant to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to this Shareholder Value Award.

8.  Nonassignability - The Participant's rights and interest in this Shareholder Value Award may not be assigned, pledged, or transferred except, in the event of death, to a designated beneficiary or by will or by the laws of descent and distribution.

9.  Effect Upon Employment - This Agreement is not to be construed as giving any right to the Participant for continuous employment by the Company or a Subsidiary. The Company and its Subsidiaries retain the right to terminate an employee at will and with or without cause at any time.

10.  Protective Covenants - In consideration of this Award granted under this Agreement, the Participant covenants and agrees as follows: (the "Protective Covenants"):

  During Participant's employment with the Company, and for a two-year period following the termination of the Participant's employment with the Company, Participant agrees not to compete or attempt to compete for, or act as a broker or otherwise participate in, any projects in which the Company has at any time done any work or undertaken any development efforts. Furthermore, during the Participant's employment with the Company, Participant shall not directly or indirectly solicit any of the Company's customers, vendors, contractors, agents, or any other parties with which the Company has an existing or prospective business relationship, for the benefit of Participant or for the benefit of any third party, nor shall the Participant accept consideration or negotiate or enter into agreements with such parties for the benefit of Participant or any third party.
  During the Participant's employment with the Company and for a two-year period following the termination of the Participant's employment with the Company, the Participant shall not, directly or indirectly, on behalf of the Participant or for any other business, person or entity, entice, induce or solicit or attempt to entice, induce or solicit any employee of the Company to leave the Company's employ or to hire or to cause any employee of the Company to become employed for any reason whatsoever.
  Participant shall not, at any time in the future and in any way, disparage the Company or its current or former officers, directors, and employees, orally or in writing, or make any statements that may be derogatory or detrimental to the Company's good name or business reputation.
  Participant acknowledges that the Company would not have an adequate remedy at law for monetary damages if Participant breaches these Protective Covenants. Therefore, in addition to all remedies to which the Company may be entitled for a breach or threatened breach of these Protective Covenants, including but not limited to monetary damages, the Company will be entitled to specific enforcement of these Protective Covenants and to injunctive or other equitable relief as a remedy for a breach or threatened breach. In addition, upon any breach of these Protective Covenants or any separate Confidentiality Agreement between the Company and the Participant, all rights to receive payments under these awards shall be forfeited.
  For purposes of this Section 10, the term "Company" shall include all subsidiaries and affiliates of the Company, including, without limitation, Florida Power & Light Company and FPL Energy, LLC, and their respective subsidiaries and affiliates.
  Notwithstanding anything to the contrary contained in this Agreement, the terms of these Protective Covenants shall survive the termination of this Agreement and shall remain in effect.

11.  Successors - This Agreement shall be binding upon any successor of the Company.

12.  Incorporation of Plan's Terms - This Agreement is made under and subject to the provisions of the Plan, and all the provisions of the Plan are also provisions of this Agreement (including, but not limited to the provisions of Section 9 of the Plan pertaining to a Change in Control). If there is a difference or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. All terms used herein are used as defined in the Plan as it may be amended from time to time. The Company and Committee retain all authority and powers granted by the Plan as it may be amended from time to time not expressly limited by this Agreement.

13.  Interpretation - The Committee has the sole and absolute right to interpret the provisions of this Agreement.

14.  Governing Law/Jurisdiction - This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. All suits, actions, and proceedings relating to this Agreement may be brought only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District in West Palm Beach, Florida. The Company and Participant shall consent to the nonexclusive personal jurisdiction of the courts described in this section for the purpose of all suits, actions, and proceedings. The Company and Participant each waive all objections to venue and to all claims that a court chosen in accordance with this section is improper based on a venue or a forum non conveniens claim.

15.  Acknowledgement - The Participant hereby agrees and acknowledges that the provisions of any outstanding Shareholder Value Award granted to the Participant under the Plan prior to February 11, 2002, insofar as such provisions relate to Section 2, Rights to Payment of Shareholder Value Award, shall be deemed amended, effective as of the date of grant of such award, to incorporate the provisions of Section 2 of this Agreement, and to remove any provisions which conflict with said Section 2. Further, the Participant hereby agrees and acknowledges that the provisions of any outstanding award granted to the Participant under the Plan prior to February 11, 2002, insofar as such provisions relate to a Change of Control, shall be deemed amended, effective as of the date of grant of such award, to incorporate the provisions of Section 9 of the Plan, as in effect as of February 11, 2002, and to remove any provisions which conflict with said Section 9.

By signing this Agreement, the Participant accepts and agrees to all of the foregoing terms and provisions and to all the terms and provisions of the Plan incorporated herein by reference and confirms that he has received or has access to a copy of the Plan.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

FPL GROUP, INC.

BY:            __________________________________

ACCEPTED:  __________________________________